AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 2003
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)

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          Rule 14a-6(e)(2))
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     |X|  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Rule 14a-12

                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


NEWS RELEASE
--------------------------------------------------------------------------------
The Hercules Shareholders' Committee For NEW Management * 17 State Street * New York, New York 10004


Contact:          Chris Hayden
                  212-440-9850

FOR IMMEDIATE RELEASE

COMMITTEE SENDS LETTER TO HERCULES SHAREHOLDERS

NEW YORK--July 2, 2003-- The Hercules Shareholders' Committee For NEW Management announced today that it sent the following letter to Hercules (NYSE: HPC) shareholders:

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
                       17 State Street, New York, NY 10004

                                                                    July 2, 2003

Fellow Hercules Shareholders:

         Joyce continues to ignore the issues of real importance to Hercules shareholders: Joyce's record, the future direction of Hercules, and a program for enhancing values for all Hercules shareholders. He persists instead with his personal attacks on the Committee and Mr. Heyman and pronouncements concerning his own credibility and trustworthiness - terrain on which we would suggest he is on no firmer footing.

         Joyce's June 27th letter regarding his $9 per share offer is filled with partial and misleading disclosures in the form of convoluted, carefully couched denials (the $9 offer was not an OFFER but rather an "INDICATION OF INTEREST," neglecting to mention that it was a serious proposal coming after three months of intense due diligence and seven separate Board meetings/calls on the subject; he never "RETAINED AN INVESTMENT BANKER" but he did RENEW A CONTRACT WITH the Company's investment bankers WITHOUT THE KNOWLEDGE OF THE BOARD; and he never "advocated" the $9 per share offer, leaving that to his financial partner), and we have no intention of engaging in a debate over the parsing of every word and phrase. Suffice it to say, we stand by each and every one of our statements, they were very carefully reviewed and vetted by the Committee and its professionals prior to the release of our letter, and we have never made a single statement to shareholders that was not more than amply substantiated by the facts.

         If Joyce does in fact wish to "set the record straight," he should disclose to Hercules shareholders the facts and complete background concerning the $9 per share offer, WHICH HE HAS NOW ONLY ACKNOWLEDGED FOR THE FIRST TIME. In doing so, he should include all information concerning the discussions which led to the offer and explain: WHY, IF HIS PARTICIPATION WAS NOT PART OF THE OFFER, WAS HE REQUIRED TO DISQUALIFY HIMSELF FROM THE BOARD PROCESS; WHY, IF JOYCE WERE NOT A PART OF THE OFFER, DID THE BOARD HAVE TO RETAIN INDEPENDENT COUNSEL; AND WHY, NOW IN "AGREEMENT" WITH THE BOARD'S DECISION TO REJECT THE OFFER (WHAT OTHER POSITION COULD HE NOW TAKE!), DID HE NOT DISAVOW IT PRIOR TO THE BOARD'S REJECTION OF THE OFFER.

         Joyce's credibility is further called into question when he makes the astonishing statement that, even with the benefit of hindsight, the BetzDearborn sale was advantageous for Hercules shareholders, stating, "that was true then and CONTINUES TO BE TRUE NOW" (emphasis added). You should be aware that Joyce argued to the Board in February 2002 that the risks of operating a more leveraged company under the refinancing alternative were too great given the possibility of a serious downturn in our remaining businesses, notwithstanding the fact that the Company's business projections for 2002 and beyond demonstrated more than ample coverage. Our minority directors, with an investment of $140 million in the Company, as well as other major Hercules shareholders, were perfectly comfortable assuming what we saw to be no more than a nominal risk, and we believe that the sale decision even as of that time represented remarkably poor business judgment.

         BUT FOR JOYCE TO CONTEND TODAY THAT THE TRANSACTION WAS A GOOD ONE FOR THE COMPANY'S SHAREHOLDERS IS SIMPLY INTELLECTUALLY DISHONEST. FOR HERCULES' REMAINING BUSINESSES HAVE REMAINED STABLE, THE BETZDEARBORN BUSINESS HAS BEEN GROWING AT THE RATE OF 20% PER ANNUM, AND WHO CAN SERIOUSLY ARGUE THAT HERCULES SHAREHOLDERS ARE BETTER OFF TODAY WITH A COMPANY APPROXIMATELY 50% OF ITS FORMER SIZE, AFTER HAVING SOLD ITS BEST BUSINESS AT THE WORST POSSIBLE TIME. THIS IS ESPECIALLY SO NOW THAT THE COMPANY'S 2003 PROJECTED EARNINGS, ACCORDING TO WALL STREET CONSENSUS ESTIMATES, ARE ONLY 72(CENT) PER SHARE INSTEAD OF, HAD JOYCE RETAINED THE BETZDEARBORN BUSINESS, APPROXIMATELY $1.13-$1.39 PER SHARE (DEPENDING ON WHETHER YOU TAKE JOYCE'S FEBRUARY 2002 ESTIMATE FOR BETZDEARBORN'S 2003 OPERATING PERFORMANCE OR GE'S 2003 ESTIMATE) - AMOUNTING TO INCREASED EARNINGS AS A RESULT OF THE RETENTION ALTERNATIVE OF 60-90%.

         While the BetzDearborn sale is illustrative we believe of Joyce's poor business judgment, even more importantly, GE's experience with the business over the past 14 months dramatically illustrates HOW SERIOUSLY MISMANAGED HERCULES' BUSINESSES HAVE BEEN UNDER JOYCE AND WILL NO DOUBT CONTINUE TO BE IN THE EVENT THAT HE IS PERMITTED TO REMAIN AT THE COMPANY. While it is often difficult for a third party observer to assess the relative merits of two parties' contentions regarding operating strategies for the management of the Company's businesses, the BetzDearborn example offers a unique case study demonstrating the difference between how Hercules' largest and most attractive business was viewed and managed by Joyce prior to the April 2002 sale, and how it has been operated under GE's management over the past 14 months. MOREOVER, WE BELIEVE THAT THE SAME LESSONS PERTAIN TO THE REMAINING HERCULES BUSINESSES, UNDERSCORING THE CRITICAL IMPORTANCE THAT THEY BE MANAGED, AS WE HAVE BEEN URGING FOR SOMETIME, AS HIGH-VALUE ADDED, SPECIALTY CHEMICALS BUSINESSES INSTEAD OF AS COMMODITY CHEMICALS BUSINESSES WHICH JOYCE WAS USED TO OPERATING AT UNION CARBIDE.

         You should be aware of the following FACTS which have come to light regarding BetzDearborn in the wake of a recent (June 20) GE investor conference:

         o GE regards the BetzDearborn business, for which Joyce had predicted relatively flat operating performance for 2003 and beyond, as the lynchpin of a platform for future growth.

         o BetzDearborn is now part of GE's Water Technologies business and comprises $1.1 billion in sales out of a total of $1.4 billion in sales in 2003 - or approximately 80% of GE's entire Water Technologies business. While Joyce prior to the sale had forecast BetzDearborn's revenues to increase from $1.04 billion in 2002 to only $1.18 billion in 2006 (an average annual increase of 3.1%), GE has projected internally generated revenue growth of an additional $800 million for its Water Technologies business by 2006 - an increase of approximately 12% per annum.

         o While Joyce predicted BetzDearborn's EBITDA to be almost flat over the four-year period, increasing from $262 million in 2002 to $286 million in 2006 (an average annual increase of 2.2%), GE projects that operating income for its Water Technologies business will increase by approximately 20% per annum, with operating margins for the business estimated to increase from 15% in 2002 to 20% in 2006.

         o Nicole Parent, a security analyst at Bank of America Securities, wrote in a June 22nd report entitled "GE - Going for Growth," "Compared to the period prior to being acquired, Betz customer churn has declined to 3% from 10%, sales rep turnover has declined to 2% from 10%, and growth has increased to 5%+ from (4%) ... GE is also placing more of a focus on technological innovation - capX as A percentage of sales is expected to be approximately 4% in '03 and to increase to 6% in '04 vs. an estimated 2% at Betz prior to the acquisition which was not making the investments needed to spur growth."

         o Robert Cornell, a security analyst at Lehman Brothers, observed in a June 23rd report, "We were impressed with the potential of these new growth platforms" (of which GE's Water Technologies business was one). Mr. Cornell went on to observe that the Water Technologies business has "potential for 2-3x GDP organic growth, 15% ROTC, and free cash flow conversion of 150%," concluding that the reason for GE's success with BetzDearborn was the application of a "services model" to what was a "more transactions-based business" under Hercules.

         o A leading GE executive observed at the conference, "I think the big difference there was that Hercules was not investing in growth, they were not investing in the resources they were putting into the field and, most importantly, they were not investing in the technology..."

         With the sole exception of his efforts in connection with his work process redesign project which has now largely run its course, JOYCE HAS BEEN A CARETAKER CEO FOR THE LAST TWO YEARS, PROVIDING NO BUSINESS JUDGMENT, NO LEADERSHIP, NO BUSINESS STRATEGY, NO VISION, AND NO PROGRAM TO ENHANCE
SHAREHOLDER VALUES FOR HERCULES SHAREHOLDERS. IF YOU BELIEVE AS WE DO THAT VOTING FOR THE BOARD'S NOMINEES AND ALLOWING JOYCE TO REMAIN AT HERCULES FOR ANOTHER YEAR IS LIKE RENEWING HIS DRIVERS' LICENSE ON THE BASIS OF HIS POOR ACCIDENT RECORD, PLEASE SIGN, DATE AND RETURN OUR WHITE PROXY CARD TODAY!


                                   Sincerely,

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT

/s/ SAMUEL J. HEYMAN   /s/ HARRY FIELDS    /s/ ANTHONY T. KRONMAN  /s/ SUNIL KUMAR
--------------------   ----------------    ----------------------  ---------------
Samuel J. Heyman       Harry Fields        Anthony T. Kronman      Sunil Kumar


/s/ GLORIA SCHAFFER    /s/ VINCENT TESE    /s/ RAYMOND S. TROUBH   /s/ GERALD TSAI, JR.
-------------------    ----------------    ---------------------   --------------------
Gloria Schaffer        Vincent Tese        Raymond S. Troubh       Gerald Tsai, Jr.

Note:  Permission to use above-cited materials was neither sought nor obtained.

                                    ADDENDUM

         You should know that, in another transparent election ploy, which we believe was designed to placate outraged shareholders and rehabilitate the Company's corporate governance image in the closing weeks of the proxy contest, a Special Committee comprised of all majority directors, EXCEPT JOYCE, announced its support just last week for an amendment to the Company's election Bylaw to provide that directors may be elected by a plurality vote, instead of requiring the vote of a majority of ALL OUTSTANDING SHARES, STARTING WITH THE 2004 ANNUAL MEETING.

         IS THIS LATEST "FLIP-FLOP" AN INSULT TO THE INTELLIGENCE OF HERCULES SHAREHOLDERS OR WHAT? The Committee's June 27, 2003 press release, excerpts of which are shown below, outlines the FACTS concerning this matter, and we ask you to decide for yourself.

         "Hercules' announcement yesterday exemplifies in our view the Company's lack of respect for its shareholders. While in effect acknowledging that the Committee has been right all along regarding the Bylaw, a position which we have maintained for more than two years now, yesterday's announcement is nothing but a transparent election ploy to spruce up the Company's corporate governance image in the closing weeks of our proxy contest.

         Hercules shareholders should be aware of these FACTS:

    o The Hercules Board attempted unsuccessfully to use the Company's often criticized, highly unusual, if not unique, election Bylaw to try and resist our proxy contest in 2001.

    o When our minority directors joined the Board, we asked it to rescind the Bylaw, pointing out in a February 14, 2002 letter to Joyce as follows:

                  "In connection with next week's Board meeting, I would request that the Board consider taking whatever action necessary to rescind the Company's outrageously discriminatory election Bylaw, which it has interpreted to require the affirmative vote of the holders of a majority of ALL OUTSTANDING SHARES for the election of directors.

                  As you know, by way of hypothetical, in the event a challenger received votes representing 50 million Hercules shares and the incumbent director received 0 shares, the incumbent director would be entitled to retain his seat under the Bylaw as interpreted by the Company. Obviously, no one can seriously contend that this would be a fair and equitable result. In this connection, we believe that the entire Bylaw operates to disenfranchise Hercules shareholders, is highly unusual, if not unique, in the annals of corporate America as being inconsistent with good corporate governance, is legally unenforceable and would most likely be struck down in the courts, and is an absolute embarrassment to the Company."

    o In response, the Hercules Board appointed a Special Committee, comprised solely of majority directors, to "study" the Bylaw, which Committee recommended shortly thereafter that the Bylaw be retained, after which its recommendation was approved by the Board over the objection of our minority directors.

    o In the current proxy contest, the Committee has again been highly critical of the Company's Bylaw, while the Company defended its Bylaw in its proxy materials filed AS RECENTLY AS JUST LAST WEEK, stating that it was not only lawful but FAIR AND IN THE INTEREST OF SHAREHOLDERS.

    o Only after shareholders expressed their outrage over the Bylaw, did Hercules just yesterday recommend that the Bylaw be changed IN THE FUTURE. You should know that the majority directors did so only after disingenuously attempting to wash their hands of any responsibility for the Bylaw, emphasizing that "none of the Company's current directors were members of the Board when the Bylaw provision was put into place more than 15 years ago." WHAT THE MAJORITY DIRECTORS FAILED TO MENTION, HOWEVER, WAS THAT FOR THE LAST TWO YEARS THEY HAVE ALL STRONGLY SUPPORTED RETENTION OF THE BYLAW.

    o Finally, according to yesterday's announcement, any change would not affect this year's proxy contest, and even if changed after the proxy contest, the Bylaw provision could then be reinstated in the event of another proxy contest sometime in the future. In other words, Hercules is willing to change the Bylaw only when it doesn't matter in terms of its effect on the control of the majority directors. This is in keeping, for example, with the Company's June 3rd announcement of modest revisions to the Company's poison pill, WHICH WOULD AGAIN NOT TAKE EFFECT UNTIL AFTER THIS YEAR'S ANNUAL MEETING."

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